Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contacts:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FISCAL FOURTH QUARTER AND YEAR-END RESULTS 2013

MIDLAND, Texas, November 12, 2013/PR Newswire/ — Dawson Geophysical Company (NASDAQ: DWSN) today reported fourth quarter and year-end results for fiscal 2013.

Fiscal 2013 Highlights

•	EBITDA for the year-ended September 30, 2013 increased to $57,262,000 compared to $49,615,000 for the same period of fiscal 2012, an increase of 15 percent;

•	Income from operations for fiscal 2013 increased 22 percent to $20,180,000 from $16,601,000 in fiscal 2012;

•	Net income for the year-ended September 30, 2013 of $10,480,000, or $1.31 per share attributable to common stock, compared to net income of $11,113,000, or $1.40 per share attributable to common stock in fiscal 2012. Included in the fiscal 2012 results is an $0.18 per share one-time tax benefit related to a terminated merger agreement in fiscal 2011;

•	Revenues of $305,299,000 for the year-ended September 30, 2013 compared to $319,274,000 for the year-ended September 30, 2012;

•	Revenues net of third-party reimbursable charges increased 9 percent in fiscal 2013 from fiscal 2012;

•	Fiscal 2013 capital expenditures of $50,069,000 compared to $47,664,000 in fiscal 2012;

•	Purchased 12,000 single-channel Geospace GSX units, 1,000 three-channel GSX units, 2,500 channels of the Wireless Seismic RT System 2 recording system and 10 INOVA vibrator energy source units to increase recording capacity and improve efficiency;

•	Deployed a small crew equipped with 2,500 channels of the Wireless Seismic RT System 2 recording system for small 2D and 3D projects as well as microseismic applications;

•	Entered into the surface recording microseismic business line;

•	Completed first winter season of operations in Canada;

•	Balanced portfolio of projects primarily in the Eagle Ford Shale, Niobrara Shale, Bakken Shale, Marcellus Shale, Permian Basin including the Cline Shale and Wolfcamp areas, and Mississippi Lime of Kansas and Oklahoma; and

•	Approximately $79 million of working capital at September 30, 2013.

The Company reported revenues of $69,673,000 for the quarter-ended September 30, 2013, the Company’s fourth quarter of fiscal 2013, compared to $72,998,000 for the same quarter in fiscal 2012. The Company reported a net loss for the fourth quarter of fiscal 2013 of $2,790,000, or $0.35 per share attributable to common stock, compared to earnings of $1,152,000, or $0.14 per share attributable to common stock, in the same quarter of fiscal 2012. EBITDA for the fourth quarter of fiscal 2013 was $6,635,000 compared to $10,630,000 in the same quarter of fiscal 2012.

Revenues for the year-ended September 30, 2013 decreased over the same period of fiscal 2012 primarily as a result of a continued reduction in third-party reimbursable charges as a percentage of revenue and lower utilization rates in the fourth fiscal quarter of 2013. Third-party charges, which are included in revenues, continued to decline as a percentage of revenues during fiscal 2013 to a level below the Company’s historical average for such charges. In fiscal 2013 third-party charges decreased 38 percent as compared to fiscal 2012. Third-party charges are related to the Company’s use of helicopter support services, specialized survey technologies and dynamite energy sources in areas of limited access. The Company is reimbursed for these expenses by its clients. The decline in third-party charges is primarily a result of the Company’s movement of operations toward the more open terrain of the western United States. Without the effect of third-party charges, the Company’s revenues in fiscal 2013 increased 9 percent as compared with the previous fiscal year. Revenues for the fiscal 2013 fourth quarter decreased over the same period of fiscal 2012 primarily as a result of lower utilization rates during the fourth fiscal quarter of 2013.

As anticipated in the Company’s third fiscal quarter earnings press releases and subsequent September operations update press release, the Company experienced lower utilization rates during fourth fiscal quarter of 2013 as crews were affected by project readiness issues due to agricultural operations in key regions, weather delays, land access permit issues and a softness in bid activity during the third fiscal quarter of 2013. Utilization rates were also affected by increasing crew efficiencies driven by improved processes and recent equipment purchases. In several instances during the third fiscal quarter of 2013, the Company’s data acquisition crews completed projects ahead of schedule and were idled as additional projects were in preparatory and/or permitting phases. While these early project completions have a negative impact on utilization, the Company believes that these increased crew efficiencies may enable the Company to increase its overall capacity going forward.

As a result of the factors discussed above, the Company operated the equivalent of eight crews during the fourth fiscal quarter of 2013 into the first quarter of fiscal 2014. As previously disclosed, the Company maintains equipment and personnel required to operate twelve large channel count crews and one small crew which will be utilized for small 2D and 3D projects along with microseismic applications. The Company anticipates a return to full utilization with the operation of twelve large channel crews in the U.S. and one crew in Canada by the middle of the first fiscal quarter of 2014.

Included in the Company’s fiscal 2012 results is a $0.18 per share one-time tax benefit, taken in the first fiscal quarter of 2012, related to transaction costs for a terminated merger agreement in fiscal 2011. Also reflected in the fourth fiscal quarter and year-end of 2013 results were increases in depreciation expense of $776,000 and $4,597,000, respectively, from the prior year periods. The increase in depreciation expenses was related to the Company’s investment in additional recording equipment and energy source units over the past 24 months.

Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Steady demand for services fueled our fiscal 2013 results. As a result, both income from operations and EBITDA for the year increased significantly despite decreased revenue from the prior year. We believe that the decrease in 2013 revenue is not a reflection of decreasing geophysical demand, but rather, a product of both lower third-party charges as a percentage of revenue and the reduction in utilization experienced during the fourth quarter of the fiscal year. Our Company continues to realize improved results and returns on the investments made since fiscal 2011. Our increased efficiencies and crew productivity have us well positioned to capture more upside as market conditions improve.”

Market conditions have fluctuated since the beginning of the third fiscal quarter of 2013 with a period of increased request for proposal activity early in the fourth quarter following soft activity levels in the third quarter. Bid activity and our order book strength indicate a return to higher utilization in the first fiscal quarter of 2014. The order book contains projects primarily in oil and liquids-rich basins such as the Bakken, Niobrara, Mississippi Lime, Permian, Eagle Ford and Marcellus Shale areas. In addition, the Company’s wholly-owned subsidiary, Dawson Seismic Services ULC, has been awarded two multi-component projects in Canada. The Company anticipates operating one crew in Canada on two projects for part of the winter season. Although clients may cancel, modify or delay their contracts on short notice, the Company’s order book reflects commitments sufficient to maintain full operation of twelve large channel count crews and one small channel count crew into the middle of fiscal 2014. As always, the Company remains subject to delays related to weather, securing land access permits and other factors, which can affect operating results from quarter to quarter.

Capital expenditures for fiscal 2013 totaled $50,069,000 as compared to $47,664,000 in fiscal 2012. The expenditures in fiscal 2013 included 12,000 single-channel Geospace GSX units, 1,000 three-channel Geospace GSX units, 2,500 channels of the Wireless Seismic RT System 2 recording system, ten INOVA vibrator energy source units, additional geophones, and vehicles, along with maintenance capital requirements. The Company anticipates a capital budget in fiscal 2014 of approximately $35,000,000, which includes purchases of additional cable-less recording equipment and energy source units, Canadian operation capital requirements and maintenance capital requirements. As announced in early October, the Company placed an order for 9,000 stations of three component GSX equipment and has begun taking delivery. This equipment will be utilized on several multicomponent projects in the United States and Canada.

Jumper said, “Implementation of new technologies has played a big role in our financial and operational success in 2013. Improved subsurface resolution and increased data from investments in these technologies is enabling our clients to make even more informed drilling decisions. Equally important, we are providing data that allows our clients to make decisions across all phases of the demand cycle, from exploration to evaluation to exploitation. As we move into fiscal 2014, we will continue to invest in technologies that provide our clients with the most robust data and subservice resolutions while, at the same time, generate strong returns for Dawson Geophysical.”

The Company’s balance sheet remains strong with approximately $79,000,000 of working capital, $13,000,000 of debt, $76,000,000 of cash and cash equivalents and short-term investments, and $115,000,000 of retained earnings. In addition, the Company has $20,000,000 available under its undrawn revolving line of credit. The Company anticipates financing its recent purchase of GSX equipment with a mixture of cash and debt.

Jumper concluded, “While our results in the fourth quarter were negatively impacted by circumstances from July through October, we believe those issues will be resolved in the first fiscal quarter of 2014. Challenges in the North American market are slowly starting to give way to new opportunities. Lower utilization rates primarily in the Permian Basin are showing signs of improvement as we move into the fiscal first quarter of 2014. The Canadian market for this winter season appears to be softer than anticipated but remains a long-term growth opportunity. Our microseismic business we believe will continue to provide growth opportunities. We continue to work on right sizing our crew count relative to project readiness concerns and reducing operating costs in an effort to maximize returns. We maintain a superior balance sheet and will evaluate growth opportunities as they present themselves.”

Conference Call Information

Dawson will host a conference call to review its fiscal year-end and fourth quarter 2013 financial results on November 13, 2013, at 9 a.m. CST. Participants can access the call at (877) 317-6789 (US/Canada) or (412) 317-6789 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through Monday, November 18, 2013 by dialing (877) 344-7529 (US/Canada) or (412) 317-0088 (International). The passcode is 10036914. The webcast will be recorded and available for replay on Dawson’s website until December 13, 2013.

About Dawson

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services in the lower 48 states of the United States. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net (loss) income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year-ended September 30, 2012. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$69,673,000	$72,998,000	$305,299,000	$319,274,000
Operating costs:
Operating expenses	59,740,000	59,302,000	234,660,000	258,970,000
General and administrative	3,214,000	3,159,000	13,364,000	11,205,000
Depreciation	9,182,000	8,406,000	37,095,000	32,498,000

	72,136,000	70,867,000	285,119,000	302,673,000
(Loss) income from operations	(2,463,000)	2,131,000	20,180,000	16,601,000
Other income (expense):
Interest income	14,000	12,000	63,000	28,000
Interest expense	(136,000)	(207,000)	(660,000)	(629,000)
Other (expense) income	(84,000)	93,000	(13,000)	516,000

(Loss) income before income tax	(2,669,000)	2,029,000	19,570,000	16,516,000
Income tax benefit (expense):
Current	117,000	(298,000)	(817,000)	(490,000)
Deferred	(238,000)	(579,000)	(8,273,000)	(4,913,000)

Net (loss) income	$(2,790,000)	$1,152,000	$10,480,000	$11,113,000

Basic (loss) income attributable to common stock	$(0.35)	$0.14	$1.31	$1.40

Diluted (loss) income attributable to common stock	$(0.35)	$0.14	$1.31	$1.39

Weighted average equivalent common shares outstanding	7,933,903	7,846,769	7,879,614	7,841,722

Weighted average equivalent common shares outstanding-assuming dilution	7,933,903	7,864,697	7,920,365	7,877,107

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$52,405,000	$57,373,000
Short-term investments	23,500,000	4,000,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at September 30, 2013 and September 30, 2012	37,488,000	53,719,000
Prepaid expenses and other assets	737,000	762,000
Current deferred tax asset	1,664,000	1,925,000

Total current assets	115,794,000	117,779,000
Property, plant and equipment	325,464,000	326,030,000
Less accumulated depreciation	(152,231,000)	(164,634,000)

Net property, plant and equipment	173,233,000	161,396,000

Total assets	$289,027,000	$279,175,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,880,000	$18,544,000
Accrued liabilities:
Payroll costs and other taxes	1,850,000	1,802,000
Other	6,154,000	6,425,000
Deferred revenue	3,438,000	3,467,000
Current maturities of notes payable and obligations under capital leases	9,258,000	9,131,000

Total current liabilities	36,580,000	39,369,000
Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	3,697,000	11,179,000
Deferred tax liability	35,690,000	27,678,000

Total long-term liabilities	39,387,000	38,857,000
Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 8,056,943 and 8,031,369 shares issued and outstanding at September 30, 2013 and September 30, 2012, respectively	2,686,000	2,677,000
Additional paid-in capital	94,846,000	93,224,000
Retained earnings	115,528,000	105,048,000

Total stockholders’ equity	213,060,000	200,949,000

Total liabilities and stockholders’ equity	$289,027,000	$279,175,000

Reconciliation of EBITDA to Net (Loss) Income

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net (loss) income	$(2,790)	$1,152	$10,480	$11,113
Depreciation	9,182	8,406	37,095	32,498
Interest expense (income), net	122	195	597	601
Income tax expense	121	877	9,090	5,403

EBITDA	$6,635	$10,630	$57,262	$49,615

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net cash provided by operating activities	$20,986	$18,376	$70,579	$76,380
Changes in working capital and other items	(13,972)	(7,292)	(11,457)	(24,949)
Noncash adjustments to income	(379)	(454)	(1,860)	(1,816)

EBITDA	$6,635	$10,630	$57,262	$49,615